EXHIBIT 5.1

Burton, Bartlett & Glogovac
427 West Plumb Lane
Reno, Nevada  89509-3766

Phone: (775) 333-0400
Fax:  (775) 333-0412

September 20, 2013

Lightwave Logic, Inc.

111 Ruthar Drive

Newark, DE 19711

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of up to 10,000,000 shares of common stock, par value $0.001 per share (the “Shares”) of the Company to be issued in accordance with the terms and conditions of the Purchase Agreement with Lincoln Park dated as of June 6, 2013 (the “Purchase Agreement”), all as described in the Registration Statement. The Shares consist of (i) 200,000 initial commitment shares already issued to Lincoln Park under the Purchase Agreement (the “Initial Commitment Shares”), (ii) up to 400,000 shares subject to issuance to Lincoln Park as additional commitment shares (the “Additional Commitment Shares”), and (iii) the remaining shares to be purchased from time to time under the Purchase Agreement (the “Purchase Shares”). Capitalized terms used in this letter which are not otherwise defined herein shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of

Lightwave Logic, Inc.

September 20, 2013

signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that: (a) the Initial Commitment Shares previously issued by the Company are duly authorized for issuance, validly issued, fully paid and nonassessable, and (b) the  Additional Commitment Shares and the Purchase Shares subject to issuance are duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Purchase Agreement as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac